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                                                                    EXHIBIT 20.2

                             [PETS.COM LETTERHEAD]


                                                                   PRESS RELEASE
--------------------------------------------------------------------------------


                                                      Media Contact: Karen Gould
                                                                    415-343-1524
                                                                  karen@pets.com


                                                 Investor Contact: John Cummings
                                                                    415-343-1525
                                                              jcummings@pets.com


FOR IMMEDIATE RELEASE


            PETS.COM CONCLUDES ACQUISITION OF KEY PETSTORE.COM ASSETS
                        AND GAINS NEW STRATEGIC PARTNERS

        SAN FRANCISCO--July 13, 2000--Pets.com (Nasdaq:IPET) today announced that it has concluded the acquisition of certain strategic assets and partnerships of Petstore.com. The acquisition of assets, which was announced June 13 and finalized today, further strengthens Pets.com's leadership position in the online pet category and represents the first move in sector consolidation. As part of the all-stock transaction, Pets.com will also receive a $3 million equity investment that strengthens and extends Pets.com's current cash position.

        "We expect tremendous benefits from the assets of Petstore.com we acquired," said Julie Wainwright, Chairman and CEO of Pets.com. "Not only will we expand our customer base but we add two important relationships in partnering with Discovery.com and Safeway. With the addition of Discovery.com as a partner we expect to continue to further build brand awareness leveraging Discovery Communications' global media brands and expansive on-line presence. We are also very enthusiastic about our partnership with Safeway which will give Pets.com an

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in-store channel for certain product promotions in approximately 1,500 of
Safeways's US retail locations," Wainwright added.

        In addition to acquiring certain assets of Petstore.com, Pets.com gains a strategic relationship with Discovery.com, Inc. Specifically, the relationship with Discovery.com includes offline media promotion of Pets.com on the Discovery family of television networks, which include Discovery Channel, TLC, Animal Planet, Travel Channel and Discovery Health Channel. In addition, Pets.com will have a one-year exclusive, integrated pets e-commerce tenancy on Discovery.com, Discovery's internet network, and the option to obtain up to three additional one-year periods of exclusivity. As part of the agreement, Discovery.com will also provide links from relevant content to the Pets.com site for a period of four years, and Discovery.com's President and COO Michela English has joined the Pets.com Board of Directors.

        The agreement with Petstore.com has also enabled Pets.com to establish a strategic marketing relationship with Safeway, Inc. Under the parties' 24-month marketing agreement, Safeway will promote Pets.com through various in-store programs and other means, and Pets.com will carry Safeway's SELECT pet food line on the Pets.com Web site.

        Other assets acquired by Pets.com in the agreement with Petstore.com include the content owned by Petstore.com that resides on Petstore.com's Web site, Petstore.com's existing customer base and live fish business, Flying Fish Express, its strategic supplier agreements, and ownership of all of Petstore.com's URLs, trademarks and intellectual property related to the Petstore.com brand. In connection with the Petstore.com transaction, Pets.com has received a $3 million cash investment and will issue approximately 5.8 million shares of its common stock and approximately 1.1 million shares of a redeemable non-voting, non-convertible series A preferred stock.

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        Pets.com (Nasdaq:IPET) is a leading online provider of pet products, information and resources. The company offers a broad and growing product selection of more than 15,000 SKUs, comparing favorably to the product selection of pet superstores, specialty stores and grocery stores to offer customers a convenient, one-stop shopping experience. In addition, at Pets.com, pet owners can find authoritative information from pet experts and veterinarians, community at Pets.com's message boards, and resources with Pets.com's database of veterinarians, pet sitters and more. Pets.com delivers on its commitment to consumers through its in-house fulfillment, customer service, merchandising, editorial, design and technology operations. Pets.com is led by a team of e-commerce and pet industry experts and enjoys backing from key investors, including Amazon.com, and GO.com. Pets.com is based in San Francisco, CA.

Cautionary Statement

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934 that involve risks and uncertainties that could cause Pets.com's actual results to differ materially from those contained in such forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Potential risks and uncertainties include, without limitation, the risk that the potential benefits anticipated from the transactions described in this press release will not be realized or that they may be delayed, the limited history of Pets.com's relationship with Discovery and Safeway prior to these agreements and the risk that Pets.com may not be able to achieve a successful long-term relationship with Discovery and Safeway, the Discovery and Safeway agreements may not drive as many new customers to the Pets.com site as Pets.com expects, the customers acquired from Petstore.com may not become customers of Pets.com at the levels expected by Pets.com; Pets.com may incur greater costs and expenses or delays in integrating the assets acquired from Petstore.com than it currently expects, and Pets.com's existing and prospective strategic partners may object to these new relationships and may reduce their current level of cooperation with Pets.com, the described transactions require the issuance of additional shares of Pets.com capital stock which is dilutive to existing stockholders and may result in a reduction in the price of Pets.com's common stock. Additional risks regarding Pets.com include, without limitation, Pets.com's limited operating history, history of losses, significant fluctuations in operating results, dependence on building its brand and attracting a large number of potential customers, reliance on increasing its product distribution capacity, dependence on its relationships with Amazon.com, Go.com, Discovery.com, Safeway and other strategic relationships, dependence on suppliers for products and carriers to ship products to customers, intense competition in the pet retail and e-commerce market, and competitive pricing pressures. These and other risks are described in detail in Pets.com's Prospectus dated February 10, 2000, and in Pets.com's other filings with the Securities and Exchange Commission. Pets.com does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

        Pets.com(TM), the Pets.com logo, Because Pets Can't Drive(TM), Keep It Comin'(TM), More Products Than A Superstore Delivers(TM), People Helping Animals, Animals Helping People(TM), Pets.commitment(TM), Petstore.com(TM), the Petstore.com logo, Flying Fish Express(TM), and other trademarks of Petstore.com acquired


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by Pets.com are trademarks of Pets.com and Pets.com has the right to use
Pets.complete(TM). All other brand names or trademarks appearing in this press release are the property of their respective holders. All rights reserved.

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